                                                                      EXHIBIT 11

                              IMAGE SCIENCES, INC.

                       COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                           THREE MONTHS ENDED
                                      YEARS ENDED JULY 31,     OCTOBER 31,
                                      -------------------- -------------------
                                       1994   1995   1996    1995      1996
                                      ------ ------ ------ --------- ---------
EARNINGS PER COMMON SHARE
Net earnings......................... $2,169 $2,003 $2,321 $     463 $     577
                                      ====== ====== ====== ========= =========
Average common shares outstanding....  3,760  3,979  4,299     3,995     4,299
Average common share equivalents:
  Options and warrants...............  1,968  1,763  1,170     1,647     1,122
                                      ------ ------ ------ --------- ---------
Average number of common shares and
 common share equivalents
 outstanding.........................  5,728  5,742  5,469     5,642     5,421
                                      ====== ====== ====== ========= =========
Earnings per common share............  $0.38  $0.35  $0.43     $0.09     $0.11
                                      ====== ====== ====== ========= =========
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